Exhibit 99.3

                        Independent Accountants' Report


Board of Directors
Bombardier Capital Inc.
as Servicer
1600 Mountainview Drive
Colchester, VT  05446

and

Deutsche Bank,
as Trustee
Four Albany Street
New York, New York  10006

Attention: Corporate Trust & Agency Group,
Structured Finance Team


                     Bombardier Receivables Master Trust I

We have examined management's assertion, included in the accompanying Report of Management on Compliance, about Bombardier Capital Inc., (The "Servicer" or
BCI) of compliance with the terms and conditions of Sections 3.01(d), 3.02, 3.04, 3.05, 3.09, 4.02, 4.03, 4.04, 10.01(a), 10.01(b) and 10.01(e)of the
Pooling and Servicing Agreement dated as of January 1, 1994 (as amended, modified, supplemented or interpreted from time to time, the "Agreement") among Bombardier Credit Receivables Corporation, as the Depositor, Bombardier Capital Inc., as the Servicer, and Deutsche Bank, as Trustee as of January 31, 2003 and for the period from February 1, 2002 through January 31, 2003. Management is responsible for the Servicer's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Servicer's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Servicer's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Servicer's compliance with specified requirements.

In our opinion, management's assertion that the Servicer was in compliance, in all material respects, with the terms and conditions of the sections of the Agreement (as amended, modified, supplemented, or interpreted from time to time) as of January 31, 2003 and for the period February 1, 2002 through January 31, 2003, is fairly stated, in all material respects.

This report is intended solely for your information and should not be referred to or distributed for any purpose to anyone who is not authorized to receive such information as specified in the Agreement (as amended, modified, supplemented, or interpreted from time to time).

                                        ERNST & YOUNG

Boston, Massachusetts
April 30, 2003



                                      2